                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              EASTERN ENTERPRISES
                (Name of Registrant as Specified In Its Charter)

                              EASTERN ENTERPRISES
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

[LOGO EASTERN
      ENTERPRISES]

                                                                  March 19, 1997

Dear Shareholder:

     The Board of Trustees joins me in inviting you to attend Eastern's Annual Meeting at 10:00 a.m. on Thursday, April 24, 1997 in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS.

     The accompanying Annual Report to Shareholders reports on the Company's operations and outlook. The Notice of Annual Meeting and Proxy Statement contain a description of the formal business to be acted upon by the shareholders. At the meeting, we intend to continue our practice of discussing Eastern's operating businesses and their prospects. Trustees, officers and other executives, as well as representatives of Eastern's independent accountants, will be available to answer any questions you may have.

     A proxy card and a postage-paid envelope are enclosed. Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the meeting, I urge you to register your vote now by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided.

     I look forward to greeting personally as many shareholders as possible at the meeting.

Sincerely,


/s/ J. Atwood Ives
------------------
J. Atwood Ives
Chairman and Chief
Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1997

To the Holders of Common Stock of
Eastern Enterprises:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eastern Enterprises (the "Association") will be held in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS, at 10 o'clock in the morning on Thursday, April 24, 1997 for the following purposes:

          (1) To elect three Trustees to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified; and

          (2) To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 10, 1997 are the shareholders entitled to receive notice of and to vote at such meeting.

     Shareholders who wish their stock to be voted by proxy are requested to date and sign the enclosed form of proxy and to return it in the enclosed envelope. A resolution adopted by the Trustees of the Association provides that shares voted by proxy shall be counted only if the proxy form has been presented for validation to the Secretary prior to the meeting or, if the meeting is adjourned to another day, prior to such adjourned session.

By order of the Board of Trustees


/s/ L. William Law, Jr.
-----------------------
L. William Law, Jr.
Secretary

March 19, 1997

                                PROXY STATEMENT

     The enclosed form of proxy has been prepared at the direction of the Board of Trustees of the Association, 9 Riverside Road, Weston, Massachusetts 02193. Such proxy is solicited on behalf of, and the proxies named therein have been designated by, the Board of Trustees. Giving the proxy will not affect your right to revoke the proxy prior to voting and vote in person should you decide to attend the meeting. Written notice of any such revocation may be addressed to the Secretary of the Association. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

     This Proxy Statement, the enclosed form of proxy and the Annual Report to Shareholders, including financial statements, were mailed together to shareholders on or about March 19, 1997.

                      OUTSTANDING SHARES AND VOTING POWER

     At the close of business on March 10, 1997, the record date fixed by the Board of Trustees for determining shareholders entitled to notice of and to vote at the 1997 Annual Meeting of Shareholders, the Association had outstanding 20,338,333 shares of Common Stock. Under Article 11 of the Declaration of Trust of the Association, a quorum for the consideration of questions to be presented to the 1997 Annual Meeting of Shareholders shall consist of the holders of a majority of shares of Common Stock issued and outstanding, provided that less than a quorum may adjourn the meeting from time to time. Votes cast by proxy or in person at the 1997 Annual Meeting of Shareholders will be counted by persons appointed by the Association to act as election inspectors for the meeting.

     Article 24 of the Declaration of Trust of the Association provides that:

     "Shares of this trust which by the provisions of this Declaration are entitled to vote upon any question shall be entitled to one vote per share in person or by proxy, except that the election of Trustees by the Common Stock shall be by cumulative voting, namely, each holder of Common Stock will be entitled to as many votes as will equal the number of his shares multiplied by the number of Trustees to be elected, and he may cast all of such votes for a single candidate or distribute them among any two or more candidates as he shall elect."

     The three nominees for election as Trustees at the 1997 Annual Meeting of Shareholders who receive the greatest number of votes properly cast will be elected as Trustees. Proxies withholding authority to vote for one or more nominees will thus have no effect on the outcome of the election.

                INFORMATION WITH RESPECT TO CERTAIN SHAREHOLDERS

     The following table shows, as of December 31, 1996, any person who is known by the Association to be the beneficial owner of more than five percent of any class of voting securities of the Association. See "Stock Ownership of Trustees and Executive Officers" for information concerning the beneficial ownership of voting securities of the Association by Trustees and executive officers of the Association. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934
(the "1934 Act"), and means generally the power to vote or dispose of the securities, regardless of any economic interest therein.

                                                    AMOUNT AND
                                                     NATURE OF
              NAME AND ADDRESS OF                    BENEFICIAL       PERCENT OF
               BENEFICIAL OWNER                     OWNERSHIP (a)     CLASS (a)
              -------------------                   -------------     ----------
        Sasco Capital, Inc.......................    1,348,500(b)        6.6%
        Ten Sasco Hill Road
        Fairfield, Connecticut 06430

        Merrill Lynch & Co., Inc.................    1,174,579(c)        5.8%
        World Financial Center
        North Tower, 250 Vesey Street
        New York, New York 10281

---------------

(a) According to Schedules 13G filed with the Securities and Exchange Commission on or before February 14, 1997.

(b) Sasco Capital, Inc. has the sole power to vote 797,500 of these shares, no shared voting power with regard to any of these shares and sole dispositive power for all of these shares.

(c) Represents 1,174,579 shares held beneficially by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Lynch Asset Management, L.P. All of such shares are collectively owned beneficially by such entities. Such entities have shared voting and dispositive powers over all of such shares. The principal business address of Merrill Lynch Group, Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. The principal business address of Princeton Services, Inc. and Merrill Lynch Asset Management, L.P. are 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

                               ELECTION OF TRUSTEES

     The Board of Trustees is divided into three classes having staggered terms of three years each. The Declaration of Trust of the Association provides that the number of Trustees shall be fixed from time to time by the Trustees but shall not be less than three or more than twenty. The total number of Trustees to serve following the 1997 Annual Meeting is currently fixed at eight. Two of the Trustees now in office have terms expiring at the 1999 Annual Meeting, three have terms expiring at the 1998 Annual Meeting, and three have terms expiring at the 1997 Annual Meeting. One of the Trustees formerly in the class having a term expiring at the 1999 Annual Meeting, Thomas W. Jones, resigned from the Board on February 27, 1997. The three Trustees now in office having terms expiring at the 1997 Annual Meeting have been nominated by the Board of Trustees for reelection at such meeting. Each Trustee elected at the 1997 Annual Meeting of Shareholders will be elected to hold office until the 2000 Annual Meeting of Shareholders, and until such Trustee's successor is elected and qualified.

                 INFORMATION WITH RESPECT TO BOARD OF TRUSTEES

     The Board of Trustees, which held eleven regularly scheduled and special meetings in 1996, maintains a standing Audit Committee, Compensation Committee and Nominating Committee, each of which is comprised of Trustees who are not officers or employees of the Association or any of its subsidiaries. The Board of Trustees also maintains an Executive Committee which has substantially all of the powers and discretion of the full Board of Trustees and is available to act when the Board is not in session. The Executive Committee did not meet in 1996. Membership on the various committees is indicated in the biographical information which follows.

     It is the Association's policy that a majority of the members of the Board of Trustees be independent, non-management Trustees.

     The Audit Committee, which met five times in 1996, is responsible for reviewing the performance and recommending the engagement of the Association's independent auditors, reviewing the scope of the audit and approving all fees paid to such auditors. The Audit Committee also reviews the Association's audit and accounting procedures, internal controls, financial reporting practices and annual and quarterly reports, and meets with, and reviews the audit plans of, the Association's internal audit department.

     The Compensation Committee, which met six times in 1996, is responsible for approving officer compensation arrangements, recommending Trustee compensation arrangements, administering stock option and other compensation and benefit plans, and reviewing major personnel policies and benefit programs of the Association and its subsidiaries.

     The Nominating Committee, which met once in 1996, is responsible for nominating Trustees, members of committees of the Board of Trustees and officers of the Association, reviewing management development and succession programs, and reviewing and making recommendations concerning the Association's corporate governance policies. It will consider nominees for the Board of Trustees recommended by shareholders of the Association. Written recommendations together with supporting information should be directed to Eastern Enterprises, Attn: The Nominating Committee, 9 Riverside Road, Weston, Massachusetts 02193. NOMINATIONS FOR THE ELECTION OF TRUSTEES AT AN ANNUAL MEETING MAY BE MADE BY A SHAREHOLDER ONLY IF WRITTEN NOTICE OF SUCH SHAREHOLDER'S INTENT TO MAKE SUCH NOMINATION HAS BEEN GIVEN TO THE SECRETARY NOT LATER THAN FORTY-FIVE DAYS PRIOR TO THE ANNIVERSARY OF THE DATE OF THE IMMEDIATELY PRECEDING ANNUAL MEETING. SUCH NOTICE SHALL SET FORTH THE INFORMATION REQUIRED BY ARTICLE 6 OF THE ASSOCIATION'S DECLARATION OF TRUST.

     During 1996, each Trustee attended at least 75% of the aggregate of meetings of the Board of Trustees and each committee on which he or she served.

               INFORMATION WITH RESPECT TO NOMINEES AND TRUSTEES

     It is the intention of the management proxies to vote for the election of the three nominees listed below. The management proxies will distribute the total number of votes to which the shareholder executing the proxy is entitled among the three nominees in such manner as such proxies in their discretion shall determine unless other instructions are given in the proxy by the shareholder executing it. If any nominee is not available as a candidate when the election occurs, discretionary authority is reserved to vote for a substitute. Management has no reason to believe that any nominee will not be available.

     THE NOMINEES FOR TERMS OF OFFICE EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

[Picture]       RICHARD R. CLAYTON, PRESIDENT AND CHIEF OPERATING OFFICER OF THE
                ASSOCIATION. Mr. Clayton is 58 years old and is a graduate of Purdue University. Prior to joining Eastern in 1987 as its Executive Vice President and Chief Administrative Officer, Mr.
                Clayton was Chairman and Chief Executive Officer of Vermont
                Castings, Inc. He is a Trustee of the Concord Museum.

                                                             Trustee since 1993;
                                                     member, Executive Committee

[Picture]       LEONARD R. JASKOL, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                LYDALL, INC., A MANUFACTURING COMPANY. Mr. Jaskol is 60 years old and is a graduate of American University and City University of New York Graduate School of Business. He is a Director of
                Rogers Corporation, the Connecticut Business and Industry
                Association and the American Forest and Paper Association; and a Trustee of American University.

                                                             Trustee since 1994;
                                                  member, Compensation Committee

[Picture]       DAVID B. STONE, CHAIRMAN OF NORTH AMERICAN MANAGEMENT CORP., AN
                INVESTMENT MANAGEMENT FIRM. Mr. Stone is 69 years old and is a graduate of Harvard University and Harvard Business School. Mr.
                Stone serves as Chairman and Trustee of Memorial Drive Trust; a
                Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company; a Director of Boston
                Municipal Research Bureau; President of Stonetex Oil Corp.; and a Trustee of the New England Aquarium and the Massachusetts
                Horticultural Society.

                                                             Trustee since 1995;
                                                      Chairman, Audit Committee;
                                                    member, Nominating Committee

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

[Picture]       JOHN D. CURTIN, JR., CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                AEARO CORPORATION (FORMERLY, CABOT SAFETY CORPORATION), A
                MANUFACTURING COMPANY. Mr. Curtin is 64 years old and is a graduate of Yale College and Harvard Business School. He was formerly Executive Vice President and a Director of Cabot
                Corporation. Mr. Curtin is a Director of Imperial Holly
                Corporation, Houston.

                                   Elected to Board of Trustees, February, 1997;
                                                         member, Audit Committee

[Picture]       RINA K. SPENCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF RKS
                HEALTH VENTURES CORPORATION. Ms. Spence is 48 years old and is a graduate of Boston University and Harvard University, Kennedy
                School of Government. Prior to organizing RKS Health Ventures
                Corporation in 1994, Ms. Spence was President and Chief
                Executive Officer of Emerson Health System, Inc. and Emerson
                Hospital. Ms. Spence is a Trustee of the Wang Center for the Performing Arts, Boston and the University of Massachusetts and a Director of the United Way of Massachusetts Bay. She is a Director of Berkshire Mutual Life Insurance Co. and PNC Bank,
                New England.

                                                             Trustee since 1989;
                                            Chairperson, Compensation Committee;
                                                    member, Nominating Committee

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

[Picture]       JAMES R. BARKER, CHAIRMAN AND PRESIDENT OF INTERLAKE STEAMSHIP
                COMPANY, VICE CHAIRMAN OF MORMAC MARINE GROUP, INC. AND MORAN
                TOWING COMPANY. Mr. Barker is also a principal owner and Director of Meridian Aggregates Company. Mr. Barker is 61 years old and is a graduate of Columbia University and Harvard
                Business School. He was formerly Chairman and Chief Executive
                Officer of Moore McCormack Resources, Inc. Mr. Barker co-founded
                Temple, Barker & Sloane, Inc., a management consulting firm. He is a Director of GTE Corporation, The Pittston Company, and
                President of the Committee of SKULD, a Norwegian marine insurance company; and Chairman and a member of the Board of Trustees of Stamford (Connecticut) Hospital.

                                                             Trustee since 1995;
                                                  member, Compensation Committee

[Picture]       SAMUEL FRANKENHEIM, COUNSEL, ROPES & GRAY. Mr. Frankenheim is 64
                years old and is a graduate of Cornell University and Cornell
                University Law School. Prior to joining Ropes & Gray in 1992,
                Mr. Frankenheim was Senior Vice President, General Counsel,
                Secretary and a member of the Office of the Chairman of General
                Cinema Corporation (now Harcourt General, Inc.) and of The
                Neiman Marcus Group, Inc. He is a Trustee of the Wang Center for the Performing Arts, Boston, and the Huntington Theater Company,
                Boston; Chairman of the Board of the International Alliance of First Night Celebrations; and an Honorary Trustee of
                Newton-Wellesley Hospital.

                                                             Trustee since 1993;
                                                 Chairman, Nominating Committee;
                                          member, Audit and Executive Committees

[Picture]       J. ATWOOD IVES, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE
                ASSOCIATION. Mr. Ives is 60 years old, is a graduate of Yale
                College and Stanford University Graduate School of Business, and is a certified public accountant. Prior to joining the Association as Chairman and Chief Executive Officer in 1991, he was Vice Chairman, Chief Financial Officer and a member of the Office of the Chairman of General Cinema Corporation (now
                Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company; a Trustee of the
                Museum of Fine Arts, Boston; and a member of the Corporate
                Advisory Board of the Stanford University Graduate School of
                Business and the Boston College Carroll School of Management.

                                                             Trustee since 1989;
                                                   Chairman, Executive Committee

               STOCK OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS


     The following information is furnished as to the Common Stock of the Association owned beneficially (as defined by Rule 13d-3 under the 1934 Act) as of February 27, 1997 by each Trustee and nominee, each executive officer named in the Summary Compensation Table on page 7, and the Trustees and executive officers of the Association as a group. The information concerning beneficial ownership has been furnished by the persons listed below.

                                                       AMOUNT AND NATURE                  PERCENT
                         NAME                      OF BENEFICIAL OWNERSHIP(A)           OF CLASS(A)
    ---------------------------------------------- --------------------------           -----------
    J.R. Barker...................................             1,950(c)(f)                    *
    R. R. Clayton.................................           108,025(b)(e)                  0.5
    J. D. Curtin, Jr..............................             1,000                          *
    W. J. Flaherty................................            37,824(b)                     0.2
    S. Frankenheim................................             4,193(c)(d)(f)                 *
    J. A. Ives....................................           347,225(b)(e)                  1.7
    L. R. Jaskol..................................             2,750(c)(d)(f)                 *
    T. W. Jones...................................             1,700(c)(d)                    *
    C. R. Messer..................................            48,881(b)                     0.2
    F. C. Raskin..................................            37,695(b)                     0.2
    R. K. Spence..................................             2,450(c)(f)                    *
    D.B. Stone....................................             1,350(c)(d)(f)                 *
    Trustees and Executive Officers as a Group
      (13 persons)................................           626,972(b)(c)(d)(e)(f)         3.0

---------------
 *  Less than 0.1%.

(a) Except as noted, each Trustee, nominee and executive officer has sole voting and investment power over the shares owned.

(b) Figures include the following shares which executive officers have the right to acquire on or before April 27, 1997 through the exercise of employee stock options: Mr. Ives, 271,400; Mr. Clayton, 73,600; Mr. Messer, 29,400; Mr. Raskin, 17,700; Mr. Flaherty, 15,100; and Trustees and executive officers as a group, 422,850.

(c) Figures for Messrs. Frankenheim and Jones and Ms. Spence each include 1,600 restricted shares awarded under Restricted Stock Plan for Non-Employee Trustees; figure for Mr. Jaskol includes 1,200 such shares; figure for Mr. Stone includes 800 such shares; figure for Mr. Barker includes 400 such shares; and figure for Trustees and executive officers as a group includes 7,200 such shares.

(d) Figures do not include the following Share Units held under the Deferred Compensation Plan for Trustees: Mr. Frankenheim, 4,573; Mr. Jaskol, 822; Mr. Jones, 4,479 and Mr. Stone, 494.

(e) Figures include the following shares owned by spouse or held by spouse as custodian for children: Mr. Ives, 5,000 and Mr. Clayton, 30,187.

(f) Figures include 550 shares which may be acquired on or before April 27, 1997 through the exercise of stock options for each of Messrs. Barker, Frankenheim, Jaskol and Stone and Ms. Spence.

                         COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation of the Association's chief executive officer and its four most highly compensated other executive officers (the "Named Executive Officers") with respect to the Association's last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                         ANNUAL COMPENSATION           SECURITIES
                                    -----------------------------      UNDERLYING         ALL OTHER
                                             SALARY      BONUS(a)     OPTIONS/SARS     COMPENSATION(b)
   NAME AND PRINCIPAL POSITION      YEAR       ($)         ($)            (#)                ($)
   ---------------------------      ----     -------     --------     ------------     ---------------
J. Atwood Ives....................  1996     693,138     356,383         17,000             13,284
  Chairman and Chief                1995     666,109     386,919         15,000             12,355
  Executive Officer                 1994     636,000     309,096         20,000              2,143

Richard R. Clayton................  1996     476,473     244,663         10,000              9,123
  President and Chief               1995     458,202     263,408         10,000              6,873
  Operating Officer                 1994     442,000     209,508         12,500              1,855

Chester R. Messer.................  1996     308,523     146,630          7,000              4,960
  Senior Vice President;            1995     292,031      92,038          7,000              3,714
  President of Boston               1994     276,583      99,005          7,000              1,932
  Gas Company

Fred C. Raskin....................  1996     296,450      95,912          8,500              2,037
  Senior Vice President;            1995     285,069     143,000          7,000              2,150
  President of Midland              1994     274,558      98,313          6,500              2,310
  Enterprises Inc.

Walter J. Flaherty................  1996     255,524     109,161          7,500              2,250
  Senior Vice President             1995     245,315     115,116          7,000              1,711
  and Chief Financial               1994     231,208      90,675          6,000              1,875
  Officer

---------------
(a)  Amounts shown represent awards under the Association's Executive Incentive Compensation Plan,
     which in each case were paid 50% in cash and 50% in shares of the Association's Common Stock.
     Such amounts were earned in the fiscal year shown but paid in the subsequent fiscal year.

(b)  Amounts shown represent employer contributions under the Association's Retirement Savings
     (401k) Plan and, for Messrs. Ives, Clayton and Messer, under the Association's Deferred
     Compensation Plan.

     The following table sets forth certain information concerning non-qualified stock options granted to the Named Executive Officers during 1996 under the Association's 1995 Stock Option Plan:

                                   OPTION GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                            ------------------------------------------------------    AT ASSUMED ANNUAL RATES
                              NUMBER OF      % OF TOTAL                                   OF STOCK PRICE
                             SECURITIES        OPTIONS      EXERCISE                       APPRECIATION
                             UNDERLYING      GRANTED TO      OR BASE                    FOR OPTION TERM(b)
                               OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION    --------------------------
           NAME             GRANTED(#)(a)    FISCAL YEAR    ($/SHARE)      DATE      0%($)    5%($)    10%($)
--------------------------  -------------   -------------   ---------   ----------   -----   -------   -------
J. Atwood Ives............      17,000           13.4%        36.25       2/22/06      0     387,600   982,090
Richard R. Clayton........      10,000            7.9         36.25       2/22/06      0     228,000   577,700
Chester R. Messer.........       7,000            5.5         36.25       2/22/06      0     159,600   404,390
Fred C. Raskin............       8,500            6.7         36.25       2/22/06      0     193,800   491,045
Walter J. Flaherty........       7,500            5.9         36.25       2/22/06      0     171,000   433,275

---------------
(a) Figures represent options without SARs. Each such option becomes exercisable at the rate of 20% per year, commencing February 22, 1997.

(b) The potential realizable values presented in this table use the hypothetical rates of appreciation prescribed by regulations of the Securities and Exchange Commission, and are not intended to project rates of future appreciation in the value of the Association's Common Stock. The assumed 5% and 10% annual rates of appreciation would result in prices for the Association's Common Stock increasing to $59.05 and $94.02 per share, respectively, by February 21, 2006.

     The following table sets forth certain information regarding the options and SARs in tandem with options exercised during fiscal year 1996, and the number and value of outstanding options and SARs in tandem with options held as of December 31, 1996, by Named Executive Officers under the Association's Stock
Option Plans:

                                         YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS/SARS   IN-THE-MONEY OPTIONS/SARS
                              SHARES                            AT 12/31/96(#)            AT 12/31/96($)(b)
                            ACQUIRED ON       VALUE        ------------------------   -------------------------
           NAME             EXERCISE(#)   REALIZED($)(a)   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
--------------------------  -----------   --------------   ------------------------   -------------------------
J. Atwood Ives............      --              --              261,000/41,000(c)         2,195,305/243,720(c)
Richard R. Clayton........      --              --               67,100/25,500(d)           722,483/156,918(d)
Chester R. Messer.........      --              --               25,200/16,800(d)            300,614/98,161(d)
Fred C. Raskin............      --              --               14,900/18,000(d)            130,618/94,824(d)
Walter J. Flaherty........      --              --               11,000/16,700(d)            101,274/91,486(d)

---------------
(a) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price).

(b) All values are based on closing price as of December 31, 1996.

(c) Figures represent options without SARs. No SARs have been granted to J. A. Ives.

(d) Figures represent options, including those with and those without tandem SARs. All options granted during
    1996 are without tandem SARs, and no SARs have been granted to any executive officer since 1991. In each case in which tandem SARs were granted, the amount of SARs granted was equal to one-half of the related options. All SARs are exercisable in lieu of, and not in addition to, such portion of the related options.

     The following table sets forth estimated annual benefits payable upon retirement in specified compensation and years of service categories under qualified retirement plans maintained for salaried employees of the Association and certain subsidiaries (the "Retirement Plans") and the Association's non-qualified Supplemental Executive Retirement Plan (the "SERP") maintained for all executive officers and certain other officers of the Association and its subsidiaries:

                               PENSION PLAN TABLE

                                ESTIMATED ANNUAL RETIREMENT BENEFITS
                                    BASED ON YEARS OF SERVICE(B)
                    -------------------------------------------------------------
REMUNERATION(A)        15           20           25           30           35
---------------     ---------    ---------    ---------    ---------    ---------
  $   100,000       $  42,500    $  50,000    $  50,000    $  50,000    $  50,000
      200,000          85,000      100,000      100,000      100,000      100,000
      300,000         127,500      150,000      150,000      150,000      150,000
      400,000         170,000      200,000      200,000      200,000      200,000
      500,000         212,500      250,000      250,000      250,000      250,000
      600,000         255,000      300,000      300,000      300,000      300,000
      700,000         297,500      350,000      350,000      350,000      350,000
      800,000         340,000      386,000      386,000      386,000      386,000
      900,000         382,500      386,000      386,000      386,000      386,000
    1,000,000         386,000      386,000      386,000      386,000      386,000

---------------
(a) The compensation covered by the Retirement Plans and the SERP is the average annual compensation (whether or not deferred under deferred compensation or savings plan) for the highest five years in the ten years preceding retirement, based on the annual salary rate plus 100% of bonuses and incentive awards earned (whether payable in cash or stock), not including any amounts with respect to options, SARs or restricted stock awards; provided that, pursuant to letter agreements described on page 12 hereof, average annual compensation for J.A. Ives and R.R. Clayton is based on annual salary rate plus only 50% of bonuses and incentive awards earned.

(b) The benefits set forth in these columns assume that the participant elects a straight life annuity with five years certain. Such benefits are shown before deductions for 50% of Social Security benefits and other applicable offsets. In general, Federal law limits the annual benefit payable under the Retirement Plans to a participant at age 65, calculated in the form of a life annuity (with no period certain), to a specified amount ($125,000, adjusted as of January 1, 1997). Not being subject to limitations imposed on the Retirement Plans by Federal law, the SERP provides for annual benefits equal to up to one-half of covered compensation, provided that annual benefits under the SERP, before offset for annual benefits received under the Retirement Plans, may not exceed three times the $125,000 limit, as such limit may from time to time be increased. Years of service credited under the Retirement Plans and years of service as an officer credited under the SERP through 1996 for the Named Executive Officers were as follows: J.A. Ives, 11 and 11; R.R. Clayton, 18 and 18; C.R. Messer, 33 and 20; F.C. Raskin, 19 and 18; W.J. Flaherty, 25 and 13. Years of service for J.A. Ives and R. R. Clayton are determined in accordance with their employment agreements described on pages 11 and 12 hereof. Years of service under the SERP for C.R. Messer, F.C. Raskin and W.J. Flaherty equal years of service as an officer of the Association or a subsidiary.

                            COMPENSATION OF TRUSTEES

     During 1996, each Trustee of the Association who was not an officer of the Association received cash retainer fees at an annual rate of $10,000. Each such Trustee who was a member of the Executive, Audit, Compensation or Nominating Committee received an additional annual retainer fee of $1,200 for each committee of which he or she was a member. The Chairman of each of the Audit, Compensation and Nominating Committees, in addition to the committee membership retainer fee, received an annual retainer fee of $4,000. In addition, each such non-officer Trustee received $1,000 for each meeting session of the Board of Trustees and each standing committee meeting session he or she attended. The Association also reimburses Trustees' travel expenses for attendance at meetings.

     The Association's Restricted Stock Plan for Non-Employee Trustees provides for supplemental retainer fees in the form of five annual grants of restricted shares of the Association's Common Stock, each in the amount of 400 shares, to each Trustee who at the time of grant serves as a Trustee but is not an employee of the Association or any of its subsidiaries. Initial grants under such Plan were made on April 22, 1993 to each Trustee other than J. A. Ives, R. R. Clayton, L. R. Jaskol (who was first elected to the Board on February 24, 1994),
D. B. Stone (who was first elected to the Board on May 25, 1995), J. R. Barker (who was first elected to the Board on December 7, 1995) and R. D. Curtin, Jr. (who was first elected to the Board on February 27, 1997). Additional grants were made on June 1, 1994, to each Trustee other than J. A. Ives, R. R. Clayton,
D. B. Stone, J. R. Barker and R. D. Curtin, Jr., on June 1, 1995 to each Trustee other than J. A. Ives, R. R. Clayton, J. R. Barker and R. D. Curtin, Jr., and on June 1, 1996 to each Trustee other than J. A. Ives, R. R. Clayton and R. D. Curtin, Jr. The final grants currently scheduled under such Plan will be made on the first day of June in the year 1997. All shares granted under such Plan are nontransferable and subject to forfeiture while the recipient serves on the Board of Trustees. In the event that he or she resigns or declines to stand for re-election to the Board, not due to disability and not in accordance with a retirement policy of the Board then in effect, all shares granted to him or her under the Plan shall be forfeited. In this regard, as a result of his resignation from the Board on February 27, 1997, Thomas W. Jones forfeited 1600 restricted shares under the Plan, on such date. Dividends on restricted shares granted under the Plan are paid directly to the Trustee.

     The Association's 1996 Non-Employee Trustees' Stock Option Plan provides for five annual grants of options to purchase 1100 shares of the Association's Common Stock to each Trustee who at the time of grant serves as a Trustee but is not and has not been for five years an employee of the Association or any of its subsidiaries. Options are granted on the day following the Annual Meeting of Shareholders, commencing with the 1996 Annual Meeting and will continue through the day following the 2000 Annual Meeting; provided that any eligible Trustee who joins the Board of Trustees of the Association at a time between regular option grant dates will receive an option for 550 shares upon joining the Board. The exercise price of all options granted under such Plan will be the fair market value of the Association's Common Stock on the date of grant. All options issued under the Plan become exercisable as to one-half of the shares subject to the option on each of the first and second anniversaries of the grant date. The latest date on which an option may be exercised is the tenth anniversary of its grant date. Pursuant to such Plan, options to purchase 1100 shares of the Association's Common Stock were granted on April 26, 1996 to each Trustee other than J. A. Ives, R. R. Clayton and J. D. Curtin, Jr., and options to purchase 550 shares of the Association's Common stock were granted to J. D. Curtin, Jr. on February 27, 1997 (when he was elected to the Board).

     The Association maintains a Deferred Compensation Plan for Trustees under which Trustees' cash fees may be deferred at the election of participants. Participants may elect to credit amounts deferred to a Cash Account or to a Share Unit Account. Interest based on the prime rate plus 1% (determined on the first day of each calendar quarter) is credited to Cash Accounts at the end of each calendar year. Amounts credited to Share Unit Accounts are converted to Share Units based on the fair market value of the Association's Common Stock on the deferral date. Additional Share Units are credited to reflect dividends on shares of such stock. The balance in a participant's Cash Account and Share Unit Account will be paid to him or her, or to his or her beneficiary, in cash only, in a lump sum or installments when he or she ceases to be a Trustee, or if he or she experiences serious financial hardship.

     The Association's Retirement Plan for Non-Employee Trustees was terminated by the Board, effective at the 1996 Annual Meeting, and the following non-employee Trustees received a cash payment equal to the present value of their respective accrued but unvested retirement benefits under such plan: S. Frankenheim -- $29,345; L.R. Jaskol -- $12,988; T.W. Jones -- $15,150; and R.K.
Spence -- $20,265.

     The Association provides term life insurance to each non-employee Trustee in the amount of $50,000.

     Samuel Frankenheim, a Trustee of the Association, is counsel to Ropes & Gray, a Boston law firm which provided legal services to the Association and its subsidiaries during 1996, and which is expected to continue providing legal services to them during 1997. Fees paid for such services during 1996 were less than 5% of such law firm's 1996 gross revenues.

                                 TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Association has entered into Salary Continuation Agreements with officers of the Association and its subsidiaries under which, if the employment of any such officer is terminated by the Association otherwise than for Cause (as defined in such agreements, generally including malfeasance or misfeasance), or by the officer for Good Reason (as defined in such agreements, generally including diminishment of authority, responsibility or cash compensation opportunities), following a Change of Control, the officer would be entitled to receive income equal to the salary rate in effect at the time of the Change of Control together with continuation of certain of the Association's medical and other benefits. Subject to certain limitations, such income and benefits for the Association's executive officers would continue for 18 months, but not beyond the date which follows by 30 months, the Change of Control. For purposes of the Agreements, a "Change of Control" is deemed to occur if (i) a person or entity or a group acting together becomes a beneficial owner of securities representing 25 percent or more of the outstanding voting securities of the Association or
(ii) within two years after the commencement of a tender offer or exchange offer for the voting securities of the Association, or as a result of a merger, consolidation, sale of assets or contested election, the individuals who were Trustees of the Association immediately prior thereto shall cease to constitute a majority of the Board of Trustees of the Association or of the board of trustees or directors of its successor.

     The Association has also entered into an employment agreement with Mr. Ives dated November 27, 1991, and an employment agreement with Mr. Clayton dated October 25, 1991, under which, if the employment of either such officer is terminated by the Association otherwise than for Cause (as defined in such agreements, generally including malfeasance or misfeasance), or by the officer for Good Reason (as defined in such agreements, generally including diminishment of authority, responsibility, or cash compensation opportunities), whether or not following a Change of Control, he will be entitled to receive income equal to the salary rate in effect at the time of such termination, together with continuation of certain medical and other benefits. Subject to certain limitations, such income and benefits would continue for thirty-six months in the case of Mr. Ives and twenty-four months in the case of Mr. Clayton. If such termination occurs after a Change of Control and the Salary Continuation Agreements also apply, the officer may elect the salary continuation or other benefit provisions contained in his Salary Continuation Agreement or the employment agreement referred to in this paragraph, but shall not be entitled to a duplication of any such benefit under both agreements. Mr. Ives' employment agreement established his initial salary rate at $600,000 per year, subject to review and adjustment by the Compensation Committee. In addition, under such employment agreements, Mr. Ives will be credited with five years of service under the Association's Retirement Plan and

SERP for his first year of employment and one and one-half years of service for each year of employment thereafter, and Mr. Clayton will be credited with one and one-half years of service for each year of employment, plus four years, under such Plans.

     Messrs. Ives and Clayton entered into letter agreements with the Association dated April 28, 1994 under which each agreed that he will not be entitled to the benefit of certain April, 1994, amendments to the Association's SERP which (i) increased the portion of bonuses and incentive awards taken into account in determining compensation covered by such Plan from 50% to 100%, and
(ii) increased the level of benefits payable upon early retirement prior to age 62.

     The Association has established a trust to make payments to certain officers of the Association and its subsidiaries under the Association's SERP and its 1994 Deferred Compensation Plan for officers and payments to Trustees under the Association's Retirement Plan for Non-Employee Trustees and its Deferred Compensation Plan for Non-Employee Trustees, and makes contributions to such trust from time to time. Such Plans provide that upon a Change of Control (as defined above), the Association is obligated to fund such trust fully by depositing therein sufficient funds to pay the present value of all benefits to those who have retired prior to the Change of Control, plus the present value of all retirement benefits that would be payable if all eligible officers and Trustees had retired prior thereto, plus the aggregate of the account balances under such deferred compensation plans. As of February 24, 1997, the balance held in such trust was approximately $13 million.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and certain transactions in the Association's Common Stock by executive officers, Trustees and certain other persons are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Exchange Act. Based upon a review of the information provided to the Association, all persons subject to these reporting requirements filed the required reports on a timely basis during 1996.

                         COMPENSATION COMMITTEE REPORT

     The duties of the Compensation Committee include approval of salary and other compensation arrangements for the Association's officers, and administration of the Association's incentive and stock plans, including the Executive Incentive Compensation Plan and the 1982 and 1995 Stock Option Plans.

EXECUTIVE OFFICER COMPENSATION

     The Committee's policy with respect to approving 1996 executive officer compensation was to establish base salaries and annual incentive compensation opportunities and to grant stock options which, in the judgment of the Committee, were appropriate to provide fair compensation, to enable the Association to attract and retain executives with abilities and experience necessary to implement the Association's objectives, and to create incentives for high levels of individual performance, consistent with attainment of the financial goals and the best interests of the Association. The Committee's judgments were based on an assessment of each executive officer's current and past performance, his business experience and level of responsibilities, information concerning compensation paid to executive officers at similarly-sized companies, annual compensation increases at such companies and recommendations and advice from the Association's chief executive officer concerning compensation levels for other officers. The Committee's decisions were not based on any established formulas with respect to weighting of the foregoing factors or the effect of any particular factor on any component of an executive officer's compensation, except to the extent that annual bonuses are determined in accordance with the factors described below. Information concerning compensation levels at similarly-sized companies reviewed by the Committee consisted of data provided in previous years by Hewitt Associates, a management consulting firm, concerning total compensation and the components thereof (salary, annual bonus and long-term compensation), and year-to-year compensation increases for officers of companies having levels of total revenues approximately the same as that of the Association and for overall industry practice. The comparator data provided by Hewitt Associates was based on a number of surveys covering companies representing a broad cross-section of U.S. industries. For 1996, base salaries for executive officers of the Association as a group (including for the CEO) were targeted at levels which would average above the median base salaries for the comparator group data, while opportunities for variable compensation were set at levels which would cause total annual compensation (i.e., base salary and bonus) of executive officers to average about the median for such group. Actual incentive compensation would exceed the comparator group median to the extent the Association was successful in substantially exceeding financial performance targets established in the 1996 annual bonus program. The comparator group data previously provided by Hewitt Associates also suggested that annual long-term compensation grants would be appropriate so that levels of total compensation (including long-term compensation) of the Association's executive officers would approximate average total compensation levels for similar positions at companies in the survey group. With this information in mind, the Committee granted non-qualified stock options in February, 1996 to the Association's executive officers. Such options were granted without stock appreciation rights, and at an exercise price equal to the fair market value of the Association's Common Stock on the date of grant. In determining the size of option grants, the Committee considered recommendations of management and Hewitt Associates.

     As with respect to 1995, it was the Committee's judgment in establishing 1996 annual incentive opportunities for executive officers that (i) more senior executive officers should receive a larger portion of their potential total compensation in the form of variable incentive awards than less senior executive officers; (ii) appropriate maximum potential incentive awards for executive officers, expressed as a percentage of salary, are 60% (for the chief executive officer and chief operating officer), and 50% (for other executive officers), reflecting the Committee's judgment as to an appropriate mix of base and incentive compensation for executive officers at each level; (iii) a higher percentage of incentive compensation opportunities for more senior executive officers should be based on financial performance of the Association and a lesser percentage of such incentive opportunities should be based on individual performance, than for less senior executive officers and other officers of the Association and its subsidiaries; and (iv) 50% of any annual incentive payment should be made in shares of the Association's Common Stock. In accordance with such policy, the Committee approved 1996 award opportunities under the Association's Executive Incentive Compensation Plan equal to up to 60% (in the case of Messrs. Ives and Clayton) or 50% (in the case of other executive officers) of individual salaries. No portion of the bonus opportunity relating to financial performance (i.e., 75% of the potential annual bonus amount in the case of Mr. Ives, 70% in the case of Messrs. Clayton, Messer and Raskin and 67% for the other executive officers) could be earned unless minimum pre-tax income performance goals were met by the Association or, in the case of executive officers who are subsidiary presidents, by the subsidiary. The minimum pre-tax income level was 85% of the targeted goal, and at such minimum level, the financial performance award would equal 20% of the potential financial performance opportunity. Upon achievement of the targeted pre-tax income goals, which were set at levels at which there was a 50% chance of achievement, the bonus award would equal 66 2/3% of the potential financial performance bonus opportunity, with additional bonus amounts being earned to the extent that pre-tax income levels exceeded the target level up to an established maximum pre-tax income level, at which point the full financial performance bonus opportunity would be earned. The portion of the annual bonus opportunity based on achievement of individual management objectives could be earned by an executive officer independent of the achievement of the financial goals, so long as minimum financial results equal to 50% of the targeted levels were achieved. The Committee's intent in establishing these management objectives was that only outstanding performance by an executive officer would qualify such officer to earn in excess of 75% of his or her management performance bonus. Finally, the award opportunities provided that the Committee be given authority in its judgment to approve discretionary awards in the event that equity should so require. A discretionary award could not exceed the maximum potential award for any officer. No discretionary awards were made for 1996 to any executive officers.

     The Association and each of its subsidiaries were successful in reaching and exceeding the minimum pre-tax income goals established for them in 1996, with the Association exceeding its targeted and Boston Gas Company exceeding its maximum pre-tax income goal. As a result, each of the Association's executive officers earned an annual bonus in 1996 based on achievement of financial performance goals, as well as a bonus based on achievement of his or her individual management objectives. As in previous years, the bonus payments to executive officers were made 50% in shares of the Association's Common Stock (valued as of the time that the awards are approved by the Committee based on the average of the high and low trading prices for the previous five business days) and 50% in cash. In this regard, cash is withheld by the Association from the cash portion of the bonus to cover state and federal tax withholding requirements relating to an individual's total bonus award. As a result, after-tax bonus awards received by executive officers in the incentive plan are primarily in the form of shares of the Association's stock.

     Section 162(m) of the Internal Revenue Code disallows tax deductions for certain compensation paid by a public company to its chief executive officer or any other executive officer named in its proxy statement compensation tables, to the extent such compensation exceeds $1 million in any year. None of such officers received taxable compensation from the Association in excess of $1 million in 1996, and the Committee does not anticipate that such limitation will affect deductibility of any compensation paid to the Association's executive officers for 1997. With respect to Mr. Ives, in particular, the salary component of his total compensation would appear to be exempt from such $1 million limitation because it is paid pursuant to a written binding agreement executed prior to February 17, 1993. Moreover, taxable income resulting from the exercise of outstanding stock options issued under the Association's 1982 and 1995 Stock Option Plans would also be exempt from the $1 million limitation under applicable rules. Finally, the Committee has adopted a policy under which any executive officer whose compensation subject to Section 162(m) would exceed $1 million in any year shall be expected to defer, if reasonably possible, all or a portion of his or her annual incentive compensation for such year to the extent necessary to avoid loss of the Association's tax deduction for such executive's compensation.

CEO COMPENSATION

     During 1996, Mr. Ives was paid a base salary, effective from February 1, 1996, at an annual rate equal to $694,500. Prior to February 1, 1996, Mr. Ives' base salary had been set at $667,800 since February 1, 1995. Mr. Ives' base salary is provided for in his employment agreement with the Association, described elsewhere in this proxy statement.

     In addition to his base salary, Mr. Ives was granted an incentive bonus opportunity in 1996, as described above, under the Association's Executive Incentive Compensation Plan. Of Mr. Ives' potential award under such plan, 75% was based on the achievement by the Association of specific pre-tax income levels for 1996, and 25% of such bonus opportunity was based on the achievement by Mr. Ives of management objectives approved for him by the Compensation Committee. Mr. Ives' objectives were to develop and implement a plan for the Association to capitalize on the deregulation of energy-related industries; to pursue specified strategic business opportunities for the Association's existing businesses; to evaluate officers and implement appropriate management development and succession plans; to utilize capital resources to improve return on investment and enhance shareholder value; and to manage the Association's efforts to obtain relief from liabilities under the federal Coal Industry Retiree Health Benefits Act.

     Because the Association's pre-tax income performance for 1996 exceeded the targeted financial performance goal, Mr. Ives was entitled to a payment of $270,959 under the financial performance portion of his award opportunity, equal to 86.7% of the maximum possible payment under such portion. In addition, the Committee, after consultation with the other non-management members of the Board of Trustees, determined that Mr. Ives' overall achievement of his 1996 management objectives equaled 82% of the maximum potential achievement, and that Mr. Ives was therefore entitled to a payment of $85,424 under the portion of his award opportunity based on management objectives. Under the terms of the 1996 incentive program, 50% of Mr. Ives' total incentive award was paid in shares of the Association's Common Stock and 50% was paid in cash.

     As described above, during 1996, Mr. Ives was granted a non-qualified stock option to purchase 17,000 shares of the Association's Common Stock at a price of $36.25 per share, equal to the fair market value of such stock on the date of grant.

     No member of the Compensation Committee is a current or former officer or employee of the Association or any of its subsidiaries.

Respectfully submitted,

COMPENSATION COMMITTEE MEMBERS

Rina K. Spence, Chairperson
James R. Barker
Leonard R. Jaskol

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Association's Common Stock to the cumulative total return of the S&P 500 Index, the S&P Natural Gas Index and the Edward D. Jones ("EDJ") Diversified Gas Index over a five year period ending December 31, 1996:

                            COMPARISON OF FIVE YEAR
                          CUMULATIVE TOTAL RETURNS(a)

                                                 EDJ
     MEASUREMENT PERIOD         EASTERN      DIVERSIFIED     S&P NATURAL    S&P 500
   (FISCAL YEAR COVERED)      ENTERPRISES   GAS INDEX (b)   GAS INDEX (c)    INDEX
1991                              100          100              100           100
1992                              103          110              110           108
1993                              100          123              131           118
1994                              109          108              125           120
1995                              153          141              177           165
1996                              161          178              235           203

---------------
(a) Based on an initial investment of $100 with dividends reinvested quarterly.

(b) The EDJ Diversified Gas Index is comprised of companies with at least 30 percent, but less than 90 percent, of their operating revenues derived from natural gas distribution.

(c) The Association does not intend to compare the cumulative shareholder return on its Common Stock to the cumulative total return of the S&P Natural Gas Index in future years due to the fact that such index is dominated by companies that are significantly larger than the Association, whose operations are primarily focused on natural gas exploration, production, pipeline transportation and trading. Half of the 14 companies within the index, accounting for 80% of its total value, are diversified energy companies with immaterial or no natural gas distribution operations.

                              CERTAIN TRANSACTIONS

     The following table sets forth information with respect to indebtedness of executive officers of the Association to the Association in excess of $60,000 since January 1, 1997. No such indebtedness was outstanding in 1996.

                                  LARGEST AGGREGATE AWARD OF      AMOUNT OF INDEBTEDNESS
      NAME AND RELATIONSHIP     INDEBTEDNESS OUTSTANDING AT ANY     OUTSTANDING AS OF      RATE OF INTEREST
        TO THE ASSOCIATION       TIME SINCE JANUARY 1, 1997(a)      FEBRUARY 28, 1997      BEING CHARGED(b)
    --------------------------  -------------------------------   ----------------------   ----------------
    J. Atwood Ives............              $337,684                     $337,684                5.51%
      Chairman and Chief
      Executive Officer

    Walter J. Flaherty........               168,751(c)                   168,751(c)             5.58%(c)
      Senior Vice President
      and Chief Financial
      Officer

    L. William Law, Jr........               101,903                      101,903                5.51%
      Senior Vice President
      General Counsel and
      Secretary

---------------

(a) Indebtedness was incurred by the indicated executive officers under the Association's executive stock purchase loan program pursuant to which officers of the Association and its subsidiaries may borrow up to the amount of their individual base salaries solely to purchase shares of the Association's
    Common Stock. Such purchases may be either open market or private purchases, in which case borrowings may include the purchase price for such shares plus the amount of brokerage fees and similar expenses incurred in connection with such purchases, or stock option exercises, in which case borrowings may include the option exercise price plus federal income tax withholding amounts due upon such exercise.
    Each of the stock purchase loans described in the table was made on an unsecured basis and is payable seven months after demand.

(b) The interest rate on stock purchase loans, as determined by the Compensation Committee of the Board of Trustees, is the Applicable Federal Rate for short-term obligations under Section 1274 of the
    Internal Revenue Code, as published in the Internal Revenue Bulletin at the time the loan is made.
    Interest is payable quarterly on such loans.

(c) Mr. Flaherty's indebtedness to the Association is comprised of two separate stock purchase loans, one in principal amount of $103,009 bearing interest at 5.51% per annum and one of $65,742 bearing interest at 5.69% per annum. The interest rate shown in the table for Mr. Flaherty is the weighted average interest rate for such loans.

                              INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP has been selected by the Board of Trustees to act as independent auditors of the Association and its subsidiaries for the year 1997. The Association has been advised by such firm that neither it nor any member thereof has any financial interest in or financial relationship with the Association or its subsidiaries. Representatives of Arthur Andersen LLP are expected to be present at the 1997 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of making this solicitation will be paid by the Association, which may solicit proxies by mail, telephone, telegraph or personal interview. The Association will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received at the Association's principal executive offices no later than November 19, 1997.

                                 OTHER MATTERS

     If sufficient votes in favor of any of the proposals set forth in the attached Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment with respect to any proposal those proxies which they are entitled to vote in favor of such proposal. They will vote against adjournment with respect to any proposal those proxies required to be voted against such proposal. The Association will pay the costs of any additional solicitation and of any adjourned session.

     The Board of Trustees does not know of any business to be presented for action by the shareholders in addition to those items appearing in the notice of the meeting. However, if any additional matters properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters unless instructed to the contrary.

     Reference is hereby made to the Declaration of Trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the Trustees under said declaration as Trustees and not personally; and no Trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

                                                             EASTERN ENTERPRISES

March 19, 1997

                                 DETACH HERE

[EASTERN
ENTERPRISES LOGO]

P               PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
R                         FOR ANNUAL MEETING, APRIL 24, 1997
O
X
Y

        I (We) hereby appoint J. A. Ives and R. R. Clayton and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of Trustees, which may come before the April 24, 1997 Annual Meeting of the Shareholders of Eastern Enterprises and any adjournment of such meeting.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATION. THIS PROXY WHEN PROPERLY EXECUTED AND PRESENTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE TRUSTEE NOMINEES.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.       |SEE REVERSE|
                                                                |    SIDE   |

[EASTERN
ENTERPRISES LOGO]


                     HIGHLIGHTS OF EASTERN'S 1996 RESULTS


                * Eastern reported record operating results of $2.85 per share versus $2.44 per share in the prior year, after adjusting for non-recurring items.

          * Both Boston Gas Company and Midland Enterprises reported record operating earnings in 1996.

               * Return on equity increased to 14.2% from 12.9%
              in 1995, after adjusting for non-recurring items.


        ----------------------------------------------------------------
                             THIS IS YOUR PROXY.
                           YOUR VOTE IS IMPORTANT.

        Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.
        ----------------------------------------------------------------

                                 DETACH HERE


| X | PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE NOMINEES LISTED BELOW.


1.  Election of Trustees.                               2. In their discretion, the Proxies are authorized to
NOMINEES:  Richard R. Clayton, Leonard R. Jaskol           vote upon such other business as may properly
           and David B. Stone                              come before the meeting or any adjournment
           FOR ALL          WITHHELD FROM                  thereof.
           NOMINEES         ALL NOMINEES
            |   |              |   |

                                                You may direct the manner
                                                of distributing your votes
                                                for the election of Trustees
|  |                                            by affixing instructions to
------------------------------------------      this proxy.
(For all nominees except authority to vote
withheld from nominee(s) noted above.)                       MARK HERE
                                                            FOR ADDRESS     |   |
                                                            CHANGE AND
                                                           NOTE AT LEFT

                                                        SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                                                        THE ENCLOSED ENVELOPE.

                                                        Please sign exactly as name or names appear on this
                                                        proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator,
                                                        custodian, guardian or corporate officer, please give full title.


Signature:_____________________________________ Date: ___________  Signature:_____________________________________ Date: _________


